EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Marcel Martin
Chief Financial Officer and Vice President of Finance
Haynes International, Inc.
765-456-6129

HAYNES INTERNATIONAL, INC. REPORTS

THIRD QUARTER FISCAL 2011 FINANCIAL RESULTS

•                               Net revenues of $143.1 million and net income of $8.4 million, including a one-time tax charge of $0.7 million. Net income excluding the tax charge was $9.1 million, or $0.75 per diluted share, for the three months ended June 30, 2011, compared to net revenues of $101.3 million and net income of $3.7 million, or $0.31 per diluted share, for the same period of fiscal 2010.

•                               Backlog dollars were $288.6 million at June 30, 2011, an increase of 19.4% from $241.7 million at March 31, 2011.

•                               Regular quarterly cash dividend of $0.20 per outstanding share of the Company’s common stock declared.

•                               U.S. Revolving Working Capital Facility extended and expanded.

KOKOMO, IN, August 4, 2011 — Haynes International, Inc. (NASDAQ GM: HAYN) a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for its third fiscal quarter ended June 30, 2011.  The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.20 per outstanding share payable September 15, 2011 to stockholders of record as of September 1, 2011.

“Order entry picked up significantly in the land-based gas turbine market in the third fiscal quarter, supplementing continued robust order entry activity in our aerospace, CPI, and other markets. Our customers are forecasting continued strong activity through 2012,” said Mark Comerford, President and Chief Executive Officer. “The investments we’ve made over the past seven years to improve the efficiency of operations have paid off as we have shipped record levels of product over the past six months. We continue to make investments and process improvements with an eye toward increasing the capacity of our operations. Our recent price increases have also started to positively impact our operating results, and we expect better operating performance moving forward.”

Quarterly Results

Net Revenues. Net revenues were $143.1 million in the third quarter of fiscal 2011, an increase of 41.3% from $101.3 million in the same period of fiscal 2010.   Volume was 6.2 million pounds in the third quarter of fiscal 2011, an increase of 30.6% from 4.7 million pounds in the same period of fiscal 2010.  The total average selling price was $23.20 per pound in the third quarter of fiscal 2011, an increase of 8.2% from $21.44 per pound in the same period of fiscal 2010.

Cost of Sales. Cost of sales was $117.8 million, or 82.3% of net revenues, in the third quarter of fiscal 2011 compared to $84.4 million, or 83.4% of net revenues, in the same period of fiscal 2010. Cost of sales in the third quarter of fiscal 2011 increased by $33.4 million as compared to the same period of fiscal 2010 due to higher volume, higher raw material costs and increased production staffing to meet increased product demand.  This increase was partially offset by increased absorption of fixed manufacturing costs as a result of higher production volumes, particularly that of sheet product.

Selling, General and Administrative Expense. Selling, general and administrative expense was $10.7 million for the third quarter of fiscal 2011, an increase of $1.2 million, or 13.0%, from $9.5 million in the same period of fiscal 2010, due to increased headcount, higher marketing costs and higher selling costs.  Selling, general and administrative expenses as a percentage of net revenues decreased to 7.5% for the third quarter of fiscal 2011 compared to 9.4% for the same period of fiscal 2010 due primarily to increased revenues.

Research and Technical Expense. Research and technical expense was $0.7 million, or 0.5% of revenue, for the third quarter of fiscal 2011, an increase of $0.1 million from $0.6 million, or 0.6% of net revenues, in the same period of fiscal 2010. The increase in cost between periods is due to expenses related to the commercialization of new alloys.

Operating Income. As a result of the above factors, operating income in the third quarter of fiscal 2011 was $13.9 million compared to operating income of $6.7 million in the same period of fiscal 2010.

Income Taxes. Income tax expense was $5.5 million in the third quarter of fiscal 2011, an increase of $2.5 million from $3.0 million in the same period of fiscal 2010, due primarily to higher pretax income generated in fiscal 2011. The effective tax rate for the third quarter of fiscal 2011 was 39.7%, compared to 44.4% in the same period of fiscal 2010.  During the third quarter, Indiana enacted a corporate income tax rate decrease from 8.5% to 6.5% to be phased in over a period of four years. Additional income tax expense of $0.7 million was recorded this quarter reflecting our estimate of the decrease of the deferred tax asset, due to the lower state income tax rate. The prior year third quarter effective tax rate of 44.4% was primarily due to the impact of fixed permanent items on lower pretax earnings.

Net Income. As a result of the above factors, net income in the third quarter of fiscal 2011, including the one-time non-cash tax charge of $0.7 million, was $8.4 million, an increase of $4.7 million from $3.7 million in the same period of fiscal 2010. Net income excluding the one-time non-cash tax charge was $9.1 million.

Results for the nine months ended June 30, 2011

Net Revenues. Net revenues were $388.6 million in the first nine months of fiscal 2011, an increase of 40.3% from $276.9 million in the same period of fiscal 2010 due to an increase in volume and average selling price per pound.   Volume was 17.0 million pounds in the first nine months of fiscal 2011, an increase of 29.9% from 13.1 million pounds in the same period of fiscal 2010.  The total average selling price was $22.92 per pound in the first nine months of fiscal 2011, an increase of 8.1% from $21.21 per pound in the same period of fiscal 2010.

Cost of Sales. Cost of sales was $324.8 million, or 83.6% of net revenues, in the first nine months of fiscal 2011 compared to $243.0 million, or 87.8% of net revenues, in the same period of fiscal 2010. Cost of sales in the first nine months of fiscal 2011 increased by $81.8 million as compared to the same period of fiscal 2010 due to higher volume, higher raw material costs and increased production staffing to meet increased demand.  This increase was partially offset by increased absorption of fixed manufacturing costs caused by higher production volumes, particularly that of sheet product.

Selling, General and Administrative Expense. Selling, general and administrative expense was $30.0 million for the first nine months of fiscal 2011, an increase of $4.3 million, or 16.9%, from $25.6 million in the same period of fiscal 2010 due to higher headcount and higher business activity resulting in increased commissions and sales expenses.  Selling, general and administrative expenses as a percentage of net revenues decreased to 7.7% for the first nine months of fiscal 2011 compared to 9.3% for the same period of fiscal 2010 due to increased revenues.

Research and Technical Expense. Research and technical expense was $2.3 million, or 0.6% of revenue, for the first nine months of fiscal 2011, an increase of $0.3 million from $2.0 million, or 0.7% of net revenues, in the same period of fiscal 2010. The increase in cost between periods is due to expenses related to the commercialization of new alloys.

Operating Income. As a result of the above factors, operating income in the first nine months of fiscal 2011 was $31.4 million compared to operating income of $6.2 million in the same period of fiscal 2010.

Income Taxes. Income tax expense was $11.7 million in the first nine months of fiscal 2011, an increase of $8.8 million from an expense of $2.9 million in the same period of fiscal 2010, due primarily to higher pretax income generated in fiscal 2011.  The effective tax rate for the first nine months of fiscal 2011 was 37.0%, compared to 45.6% in the same period of fiscal 2010.  During the third quarter of fiscal 2011, Indiana enacted a corporate income tax rate decrease from 8.5% to 6.5% to be phased in over a period of four years. Additional income tax expense of $0.7 million was recorded in the quarter reflecting our estimate of the decrease of the deferred tax asset, due to the lower state income tax rate. The prior year effective tax rate of 45.6% was primarily due to the impact of fixed permanent items on lower pretax earnings.

Net Income. As a result of the above factors, net income in the first nine months of fiscal 2011, including the one-time non-cash tax charge of $0.7 million, was $19.9 million, an increase of $16.5 million from net income of $3.4 million in the same period of fiscal 2010. Net income excluding the one-time non-cash tax charge was $20.6 million.

Subsequent Event — Extension of U.S. Revolving Credit Facility

On July 14, 2011, Haynes International, Inc. entered into a Third Amended and Restated Loan and Security Agreement (the “Amended Credit Agreement”), by and among the Company, Haynes Wire Company (“Haynes Wire” and together with the Company, the “Borrowers”), and certain lenders who are parties to the Amended Credit Agreement dated November 18, 2008.

“We are very pleased to have completed this renewal on favorable terms and with the ongoing support of our key relationship bank. The added flexibility provided by the amended agreement ensures that Haynes will be able to continue taking advantage of opportunities presented in our improving market environment,” said Marcel Martin, the Company’s Chief Financial Officer.

Among other items, the Amended Credit Agreement (a) extends the maturity date of the U.S. revolving credit facility to July 14, 2016, (b) decreases the applicable margin used to determine the interest rate by 100 basis points (from 250 to 150) for LIBOR-based loans and by 150-175 basis points for prime rate loans, (c) increases the advance rates with respect to certain working capital items included in the borrowing base, (d) increases the sublimit for Equipment Purchase Loans, (e) permits an increase in the Maximum Credit from $120.0 million up to an aggregate amount of $170.0 million at the request of the Borrowers, (f) reduces the fee the Company must pay on all issued letters of credit, (g) reduces the commitment fee to 0.25% per annum on the unused amount of the U.S. revolving credit facility total commitment, and (h) modifies the financial metrics required to be met in order to pay dividends and repurchase common stock by decreasing the required Excess Availability from at least $50.0 million to at least 15% of the Maximum Credit and improving the Fixed Charge Coverage Ratio requirement of 1.0 to 1.0 for the twelve months ending the month immediately prior to the payment or repurchase date.

Gross Profit Margin Performance

The gross profit margin and gross profit margin percentage have both improved for the first three quarters of fiscal 2011 compared to the comparable period of fiscal 2010 due to a combination of higher volume and prices, improved product mix, improved cost structure and an improving market environment.  Service center transactional business volumes and prices are most representative of this improvement, particularly in the aerospace market, due to the end of inventory destocking by the Company’s customers and an increase in the commercial aircraft build rate.

When comparing the trend of gross profit margins and gross profit margin percentages from the second quarter to the third quarter of fiscal 2011, the gross profit margin increased by $4.7 million and the gross profit margin percentage increased by 2.9%. This increase is due to fewer large, competitively bid projects invoiced in the third quarter as compared to the second quarter, improved pricing of transactional business in the third quarter and price increase initiatives started in the second quarter of fiscal 2011, which were continued into the third quarter in order to recover both the rising cost of raw material and non-raw material items. The average product selling price per pound increased 6.4% from the second quarter to the third quarter of fiscal 2011. The improved pricing also reflects our continued emphasis on service centers, offering value-added services, focusing on delivery lead-times and improving reliability.

Due to the excess capacity in the industry, the Company continues to experience price competition in the marketplace, especially with the mill-direct project business. However, the Company experienced increased success in raising prices in the third quarter of fiscal 2011 due to the increases to base prices initiated during the second and third quarters. However, the Company has not yet experienced the full effect of these price increases due to the recent volatility of raw material prices, which tempers the benefits of price increases.

Gross profit margin percentages are expected to improve in subsequent quarters commensurate with the improving business environment.

Backlog

Backlog dollars were $288.6 million at June 30, 2011, an increase of approximately 19.4% from $241.7 million at March 31, 2011, due to continued strong order entry activity during the third quarter.  This increase is the result of a 7.3% increase in backlog pounds and an 11.3% increase in backlog average selling price.

The backlog dollars improved in the third quarter due to a substantial increase in the land-based gas turbines and other markets backlog segments as a result of improved market demand in these segments.  The backlog also reflects an improved product mix reflective of higher value alloys and forms.

Liquidity

During the first nine months of fiscal 2011, the Company’s primary sources of cash were cash on-hand and cash from operations as detailed below.  At June 30, 2011, the Company had cash and cash equivalents of $52.0 million compared to cash and cash equivalents of $64.0 million at September 30, 2010.

Net cash provided by operating activities was $4.0 million in the first nine months of fiscal 2011 compared to a use of cash of $29.5 million in the same period of fiscal 2010. Cash generated from operations was favorably impacted by net income of $19.9 million, compared to $3.4 million in the same period of fiscal 2010. Additional items impacting operating cash flow include cash used by higher accounts receivable of $23.6 million, which was $15.8 million higher than cash used from accounts receivable in the same period of fiscal 2010; cash used from increased inventory balances (net of foreign currency fluctuation) of $26.2 million, which was $28.7 million lower than cash used from inventory balances in the same period of fiscal 2010; and cash generated by increased accounts payable and accrued expenses of $24.7 million, which was $7.2 million higher than the same period of fiscal 2010. Inventory has increased due to the Company’s increased order entry and higher backlog levels. Net cash used in investing activities was $9.6 million in the first nine months of fiscal 2011 compared to $9.3 million in the first nine months of fiscal 2010 as a result of slightly higher capital expenditures.  Net cash used in financing activities in the first nine months of fiscal 2011 included dividend payments of $7.3 million.

The Company’s sources of cash for fiscal 2011 are expected to consist primarily of cash generated from operations, cash on-hand, and, if needed, borrowings under the U.S. revolving credit facility.  At June 30, 2011, the Company had cash of $52.0 million, an outstanding balance of zero and availability of $120.0 million under the U.S. revolving credit facility, subject to a borrowing base and certain reserves. Management believes that the resources described above will be sufficient to fund operations, planned capital expenditures, pension plan funding, dividends to stockholders and working capital requirements over the next twelve months.

Dividend Declared

In the third quarter of fiscal 2011, the Company declared and paid a regular quarterly cash dividend of $0.20 per outstanding share of the Company’s common stock.  The dividend was paid June 15, 2011 to stockholders of record at the close of business on June 1, 2011. The dividend cash pay-out was $2.4 million for the quarter based on shares outstanding. Dividends paid year-to-date for fiscal 2011 are $7.3 million.

On August 4, 2011, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.20 per outstanding share of the Company’s  common stock. The dividend is payable September 15, 2011 to stockholders of record at the close of business on September 1, 2011. The aggregate cash payout based on current shares outstanding will be approximately $2.4 million, or approximately $9.7 million on an annualized basis.

Outlook

General

Net revenues, gross margins, net income and volumes have improved over the last seven fiscal quarters culminating in the third quarter 2011 net income of $9.1 million excluding the one-time non-cash tax adjustment of $0.7 million. The trend of improving performance for the Company is reflective of the improving market and economic conditions.  However, the improvement in performance also reflects the efforts over the past seven years to position the Company to be able to participate to a greater extent in the global expansion of the high-performance alloy market. Beginning in fiscal 2004, these efforts have included restructuring the balance sheet by swapping out debt for equity; and strengthening the liquidity of the Company with the Timet transaction, NASDAQ public stock offering and expanded working capital facility. In addition, the Company has invested over $90.0 million over the past seven years in equipment upgrades in order to improve quality, increase reliability, reduce product cost and increase capacity along with making selective acquisitions. These investments have also enabled the Company to expand both its global footprint and its product portfolio, which includes expanding into China with a service center and marketing company, the opening of sales offices in Italy and India and the acquisition of a wire company in North Carolina. This has enabled the Company to expand its product portfolio in support of the sheet and plate business and expand the value added products in its service centers by offering to customers laser cut part programs versus purchasing full size sheet product. In addition, the Company has continued to develop new alloys and find additional applications for its current alloy portfolio. The aggregate impact of these efforts, plus the improving and expanding demand for high-performance alloys which the Company invents and produces, has made it possible for the Company to deliver improved performance over the past seven fiscal quarters.

Fourth Quarter Fiscal 2011 and First Quarter Fiscal 2012

Management expects that net revenues and volumes for the fourth quarter of fiscal 2011 and first quarter of fiscal 2012 will approximate the level of the third quarter of fiscal 2011. However, management anticipates improvement in net income for the fourth and first quarter of fiscal 2011 and fiscal 2012, respectively, due to the impact of price increases initiated in the second and third quarters of fiscal 2011.

The first quarter performance of fiscal 2012 will be, as with past first quarter periods, impacted by a reduced number of production and shipment days available due to holidays, vacations, maintenance projects and capital projects. The reduced number of production and ship days is expected to correspondingly reduce the level of net income for the first quarter versus the fourth quarter of fiscal 2011 due to lower ship pounds and also reduced absorption of manufacturing costs. However, the Company plans to stage additional inventory at September 30, 2011, to accommodate the reduced production days available in the first quarter of fiscal 2012. Also, we expect that the reduced absorption from fewer production days will be largely offset by continued improved pricing with the net effect being that net income should be comparable between the fourth quarter of fiscal 2011 and first quarter of fiscal 2012.

Management expects net income for fiscal 2012 to exceed the net income of fiscal 2011. However, due to the continued competitive environment and uncertain economic environment, the amount of improvement from fiscal 2011 to fiscal 2012 is uncertain.

Earnings Conference Call

The Company will host a conference call on Friday, August 5, 2011 to discuss its results for the third quarter of fiscal 2011 for the period ended June 30, 2011.  Mark Comerford, President and Chief Executive Officer, and Marcel Martin, Chief Financial Officer and Vice President of Finance, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, August 5, 2011	Dial-In Numbers:	877-407-8033 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8033 (International)
8:00a.m. Central Time
7:00 a.m. Mountain Time
6:00 a.m. Pacific Time

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a replay will be available from Friday, August 5, 2011 at 11:00 a.m. ET, through 11:59 p.m. ET on Friday, August 19, 2011. To listen to the replay, please dial:

Domestic:	877-660-6853
International:	201-612-7415
Replay Access:	Account: 286	Conference: 376305

A replay of the Webcast will also be available at www.haynesintl.com until August 5, 2012.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, land-based gas turbine and chemical processing industries.

Non-GAAP Measure

This Quarterly Report on Form 10-Q includes non-GAAP financial measures. The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation contained in the attached financial statements, provides meaningful information and therefore we use it to supplement our GAAP disclosures. These non-GAAP measures may be different than those used by other Companies. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations and to provide an additional measure of performance.

The Company recorded a one-time non-cash tax charge to reduce its deferred tax asset due to an enacted state income tax rate reduction. This type of charge has not occurred frequently and is not expected to occur in the foreseeable future. The Company believes that excluding this charge will provide investors with a basis to compare the Company’s core operating results in different periods without this variability.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including statements regarding industry prospects and future results of operations or financial position, made in this press release are forward-looking.    In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s outlook for fiscal year 2011 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties, some of which are discussed in Item 1A. of Part 1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010, may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2010	2011	2010	2011

Net revenues	$101,271	$143,122	$276,898	$388,587
Cost of sales	84,417	117,801	243,009	324,804
Gross profit	16,854	25,321	33,889	63,783
Selling, general and administrative expense	9,480	10,710	25,643	29,988
Research and technical expense	637	733	1,998	2,348
Operating income	6,737	13,878	6,248	31,447
Interest income	(43)	(89)	(157)	(190)
Interest expense	36	37	123	96
Income before income taxes	6,744	13,930	6,282	31,541
Provision for income taxes	2,997	5,533	2,865	11,672
Net income	$3,747	$8,397	$3,417	$19,869
Net income per share:
Basic	$0.31	$0.70	$0.28	$1.65
Diluted	$0.31	$0.69	$0.28	$1.63
Weighted average shares outstanding:
Basic	12,049,779	12,077,102	12,049,779	12,063,975
Diluted	12,161,957	12,230,436	12,157,708	12,219,876

Reconciliation of non-GAAP net income:
Net income excluding non-cash tax charge	$3,747	$9,129	$3,417	$20,601
Tax charge to reduce deferred tax asset due to an enacted state income tax rate reduction	—	732	—	732
Net income as reported	$3,747	$8,397	$3,417	$19,869

Reconciliation of non-GAAP EPS:
Diluted earnings per share excluding non-cash tax charge	$0.31	$0.75	$0.28	$1.69
Tax charge to reduce deferred tax asset due to an enacted state income tax rate reduction	—	0.06	—	0.06
Diluted earnings per share as reported	$0.31	$0.69	$0.28	$1.63

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30, 2010	June 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$63,968	$52,039
Restricted cash—current portion	110	—
Accounts receivable, less allowance for doubtful accounts of $1,116 and $1,211, respectively	62,851	87,649
Inventories	231,783	259,721
Income taxes receivable	698	—
Deferred income taxes	10,554	10,542
Other current assets	1,666	3,184
Total current assets	371,630	413,135
Property, plant and equipment, net	107,043	109,485
Deferred income taxes—long term portion	62,446	57,068
Prepayments and deferred charges	3,753	2,540
Intangible assets, net	6,671	6,262
Total assets	$551,543	$588,490
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,284	$57,403
Accrued expenses	15,780	18,893
Accrued pension and postretirement benefits	18,758	18,758
Deferred revenue — current portion	2,500	2,500
Current income taxes payable	—	37
Current maturities of long-term obligations	109	—
Total current liabilities	71,431	97,591
Long-term obligations (less current portion)	1,324	1,324
Deferred revenue (less current portion)	37,829	35,954
Non-current income taxes payable	308	308
Accrued pension and postretirement benefits	174,802	169,901
Total liabilities	285,694	305,078
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,144,079 and 12,205,679 shares issued and outstanding at September 30, 2010 and June 30, 2011, respectively)	12	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	229,197	231,397
Accumulated earnings	102,677	115,229
Accumulated other comprehensive loss	(66,037)	(63,226)
Total stockholders’ equity	265,849	283,412
Total liabilities and stockholders’ equity	$551,543	$588,490

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Nine Months Ended June 30,
	2010	2011
Cash flows from operating activities:
Net income	$3,417	$19,869
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	8,458	8,383
Amortization	419	409
Stock compensation expense	1,142	1,350
Excess tax benefit from option exercises	—	(144)
Deferred revenue	(1,874)	(1,875)
Deferred income taxes	1,139	5,176
Loss on disposal of property	157	48
Change in assets and liabilities:
Accounts receivable	(7,782)	(23,622)
Inventories	(54,945)	(26,247)
Other assets	(555)	(205)
Accounts payable and accrued expenses	17,493	24,726
Income taxes	9,685	1,075
Accrued pension and postretirement benefits	(6,256)	(4,907)
Net cash provided by (used in) operating activities	(29,502)	4,036

Cash flows from investing activities:
Additions to property, plant and equipment	(9,413)	(9,795)
Change in restricted cash	110	110
Net cash used in investing activities	(9,303)	(9,686)

Cash flows from financing activities:
Dividends paid	(7,278)	(7,317)
Proceeds from exercise of stock options	—	706
Excess tax benefit from option exercises	—	144
Changes in long-term obligations	(103)	(109)
Net cash used in financing activities	(7,381)	(6,576)

Effect of exchange rates on cash	(319)	296
Decrease in cash and cash equivalents	(46,505)	(11,929)
Cash and cash equivalents, beginning of period	105,095	63,968
Cash and cash equivalents, end of period	$58,590	$52,039